                                                                 UNITED STATES
                                          SECURITIES AND EXCHANGE COMMISSION
                                                            Washington, D.C. 20549

                                                                  FORM 8-A

                             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                                          PURSUANT TO SECTION 12(b) OR (g) OF THE
                                               SECURITIES EXCHANGE ACT OF 1934

HOME SOLUTIONS OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

                       Delaware                                                               99-0273889
           (State of incorporation or organization)                            (I.R.S. Employer Indemnification No.)

               11850 Jones Road, Houston, Texas                               77070
                        (Address of principal executive offices)                        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                 Title of each class                      Name of each exchange on which
                                         to be so registered                     each class is to be registered

                                Common Stock                           American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: ___________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

The authorized capital stock of Home Solutions of America, Inc., a Delaware corporation (the "Company"), consists of (i) 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"), 11,941,331 shares of which are outstanding on the date hereof; and (ii) 1,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"), none of which is outstanding on the date hereof.  The Company has 3,000,000 and 2,000,000 shares of Common Stock reserved for issuance under the Company's 2002 Stock Plan and 1998 Stock Option Plan, respectively.

Subject to the rights of the holders of any Preferred Stock that may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of providing for the payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are fully paid and non-assessable.

The Company has not paid dividends on its Common Stock and anticipates that for the foreseeable future all earnings, if any, will be retained for the operation and expansion of the Company's business.  Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements, federal tax treatment of receiving dividends, and such other factors as the Board of Directors deems relevant, and any restrictions imposed by the Delaware General Corporation Law.

            The Company wishes to and hereby does incorporate by reference (i) Part II, Item 5 "Market for Common Equity and Related Stockholder Matters" of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, filed March 31, 2003 with the Securities and Exchange Commission (the "Commission"), (ii) the Company's sections under "Proposal 1-Election of Directors," "Proposal 2-Amendment to 2001 Stock Plan," and "Proposal 3- Amendment to 1998 Stock Option Plan" in the Definitive Proxy Schedule 14A filed with the Commission on April 29,  2003, (iii) the Certificate of Incorporation of the Company, as restated on July 31, 2001 (filed as Exhibit A to the Company's Information Statement on Schedule 14C filed with the Commission on July 9, 2001), (iv) the Certificate of Amendment to the Certificate of Incorporation of Nextgen Communications Corporation, changing the corporation's name to Home Solutions of America, Inc., as filed on December 23, 2002 (filed as Exhibit A to the Company's Information Statement on Schedule 14C filed with the Commission on December 22, 2002), and (v) the Bylaws of the Company, as amended on April 2, 2001 (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the Commission on August 15, 2001).

Item 2.   Exhibits.

             N/A

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOME SOLUTIONS OF AMERICA, INC.

 Dated:   June 11, 2003                                        By: /s/  R. ANDREW WHITE
                                                                                        R. Andrew White
                                                                                        President and Chief Executive Officer